EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-43133, 33-46194, 333-22041, 333-43983, 333-57512, 333-71468, 333-136265, 333-135123, 333-135465, 33-40393, 33-39120), Form S-8 (Nos. 2-97450, 333-37353, 33-8003, 333-03609, 333-41464, 333-98197, 333-115837, 333-32853, 333-32851, 333-111355, 333-128342, 333-135467, 333-133275, 333-133266, 333-133265, 333-141548) and Form S-4 (No. 333-121003) of Caterpillar Inc. of our report dated February 19, 2009, except as to Note 29 which is as of May 14, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Peoria, Illinois
May 14, 2009